UNITED STATES
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MACK-CALI REALTY CORPORATION
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Mack-Cali Realty May 2019 Corporation 1

This presentation should be read in connection with our Annual Report on Form 10-K for the year ended December 31, 2018. Statements made in this presentation may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "may," "will," "plan," "potential," "projected," "should," "expect," "anticipate," "estimate," "target," "continue" or comparable terminology. Forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading "Disclosure Regarding Forward-Looking Statements" and "Risk Factors" in our annual reports on Form 10-K, as may be supplemented or amended by our quarterly reports on Form 10-Q, which are incorporated herein by reference. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise. 2

Today’s Agenda 3 1.Executive Summary 2.Situation Background: Bow Street’s Proposal 3.Bow Street's Campaign 4.Mack-Cali’s Plan to Deliver Stockholder Value 5.Your Board’s Commitment to Investor Stewardship 6.Concluding Remarks

Bow Street is Engaged in a Self-Interested Campaign to Facilitate Its Grossly Inadequate Proposed Transaction Bow Street has nominated four candidates for election to the Mack-Cali Board in a clear attempt to facilitate its grossly inadequate, illusory and unworkable proposed transaction at the expense of all other Mack-Cali Stockholders • Bow Street and David Werner Real Estate Investments ("DWREI") have submitted a proposal they claim will provide stockholders with “immediate value” of up to $27-$29 per share The Mack-Cali Board, after careful review and in consultation with its financial and legal advisors, unanimously determined that the proposal was not in the best interests of stockholders. The Board concluded that the proposal: • • Grossly undervalues Mack-Cali’s core office portfolio by ~$1 billion Significantly overstates the value that would be delivered to Mack-Cali stockholders in respect of the Company’s residential business by potentially as much as ~$675 million Does not provide for transaction financing or reference the prospect therefor or address the related material costs and expenses, including tax exposure in excess of $400 million • Bow Street is now engaged in a campaign of false and misleading statements meant to deceive stockholders into supporting its nominees and advance its self-interested proposal 4 Bow Street’s Proxy Contest Is An Attempt To Force Its Proposal To Acquire Mack-Cali’s Valuable Assets For An Inadequate Price to The Detriment Of All Other Mack-Cali Stockholders

Bow Street’s Objectives are Not Aligned with Mack-Cali Stockholders Bow Street has changed its public narrative to divert attention from its poorly-received and self-interested proposal • • Bow Street is now looking to force a “fire sale” of Mack-Cali before full value can be unlocked Bow Street’s new focus on an immediate sale process is an attempt to disguise its self-interested objectives and realize a quick profit on its recent investment to the detriment of long-term Mack-Cali investors At a meeting with the Company on March 27, 2019, Bow Street indicated it would be willing to withdraw its director nominations if the Company agreed to sell certain of its office properties to Bow Street and DWREI at a “wholesale price” • This underscores the self-interested nature of Bow Street’s “greenmail” approach Mack-Cali’s Board and management engaged with Bow Street in an effort to avoid a costly, distracting proxy contest, but Bow Street rejected the Company’s good faith offer to add to the Board two new independent directors from Bow Street’s proposed slate 5 The Mack-Cali Board is open to all opportunities to maximize stockholder value. The Board is not open, however, to transactions such as the one proposed by Bow Street and DWREI, which would shortchange Mack-Cali stockholders and prevent them from realizing the full value potential of the Company’s ongoing asset portfolio transformation and the successful execution of our Waterfront Strategy.

Our Board of Directors is Committed to Ensuring Strong Corporate Governance Practices And Maximizing Value For All Stockholders  Since 2016, the Board has pursued a refreshment program, including adding 2 new directors in 2016 and 2 others in 2019, and has committed to replace at least 2 additional directors in 2020, thereby replacing a majority of the Board  Mack-Cali is methodically and successfully executing on a strategic transformation  Installed new management leadership team led by Michael J. DeMarco in June 2015  Ongoing investment into the New Jersey Waterfront, a high barrier to entry market that supports attractive live / work / play initiatives  Continued business plan execution creates a runway for strong earnings-growth and opportunities to narrow the trading discount to net asset value (“NAV”) in the next two years  The Board is fully engaged and open to any and all options to maximize value for all stockholders; however, the Board is opposed to a “fire sale” or a sale of assets at a “wholesale” price 6

Waterfront Strategy: Mack-Cali is The Leading Residential & Office Owner Along New Jersey ’s Waterfront Value Proposition Access to New York & professional hubs, discount to NYC, room to grow as millennials start families, tax benefits Thesis NJ Waterfront transit hubs will experience unparalleled growth as more seek value, connectivity & space Strategy Dominate core submarkets, take advantage of operational synergies Execution Concentrated investment along high barrier-to-entry markets Residential Units (1): Residential Land (Units): Residential Market Share Today: Operating Hotel Keys (1) Includes operating (2,996 units) & in-construction (1,423 units). Excludes 372 key Hotel. (2) Excludes GWB Portfolio: 1 Bridge Plaza (200,000 SF). Office Buildings (2): Office SF (2): Office Market Share: In-Construction Hotel Keys 4,419 6,238 12% 514 7 4,884,193 29% 208 7 Waterfront Presence

Dual Platforms Form One Strategy $5.7bn Total Enterprise Value $3.6bn 7,770 11.7mm Net Asset Value 96.4% 84.2% 2,155 (1) 9.9% 30.9% $38.85 Mack-Cali $45.00 Market 16% Premium 6.22% $32.21 Mack-Cali $33.00 Market 3% Premium $47.09 12% 29% 8 (1) Excludes The Residence Inn (164 keys). Waterfront represents 60% of the Company’s NAV Residential Waterfront Market Share Office Waterfront Market Share Average Waterfront Rent PSF Suburban Avg Base Rents vs. Market Asking Rent In-Construction Average Development Yield Waterfront Avg Base Rents vs. Market Asking Rent In-Construction Residential Units / Keys Cash / GAAP Rental Rate Roll-Up (Excl. Non-Core) % Leased Residential Units % Leased (Excl. Non-Core) Operating Residential Units / Keys SF Office Space Office Residential

Today’s Agenda 9 1.Executive Summary 2.Situation Background: Bow Street’s Proposal 3.Bow Street's Campaign 4.Mack-Cali’s Plan to Deliver Stockholder Value 5.Your Board’s Commitment to Investor Stewardship 6.Concluding Remarks

Overview of Bow Street’s Proposal Note: Listed asset groups reflect the primary assets associated with each separated entity. (1) Based on 4Q18. (2) Based on Company estimates as of 4Q18. Reflects the NAV of Roseland and Harborside Land 4 and the acquisition cost of the recently acquired Soho Lofts property. Estimate does not account for any transaction expenses associated with Bow Street’s proposal. 10 •Operating Multifamily (7,038 units) •In-Construction Multifamily (2,321 units) •Land held for development (9,890 units) $19.20 / Share (2) Estimated ResiCo NAV Bow Street Claims ResiCo Will Trade at NAV •Suburban and Waterfront Office Assets (Core Office) •Hotel joint venture interests •Retail assets •Flex Park sales proceeds, net $2.4bn - $2.6bn Cash Purchase Price $8 - $10 / Share Net Cash Distribution to Stockholders Spun-off to Mack-Cali Stockholders (“ResiCo”) Acquired by Bow Street and DWREI Residential (1) Core Office Bow Street proposes that the sale of Mack-Cali’s core office portfolio to Bow Street and the spin-off of the Company’s residential assets to Mack-Cali stockholders will provide aggregate consideration of up to $27-$29 per share

The Rationale for Rejecting Bow Street’s Proposal 1 The proposal grossly undervalues (by ~$1.0 billion) the Company’s core office assets The proposal significantly overstates the value (by potentially as much as ~$675 million) that would be delivered to Mack-Cali stockholders in respect of ResiCo 2 The value and premium claimed in the proposal are grossly overstated and illusory 3 4 The proposal does not take into account the cash flow constraints of ResiCo The proposal contemplates a transaction structure that would create serious tax risks for Mack-Cali and its stockholders 5 Bow Street has not provided any evidence of its ability to finance the proposed transaction including the related costs and expenses 6 11 Bow Street’s proposal is not an offer for the whole Company Mack-Cali’s Board, in consultation with its financial and legal advisors, carefully evaluated the proposal and unanimously concluded it is not in the best interests of the Company’s stockholders

1 Proposal Grossly Undervalues the Company's Core Office Assets

Bow Street's proposal contemplates an aggregate purchase price of $2.4bn - $2.6bn for Mack-Cali's prime suburban and waterfront office assets, hotel joint venture interests and retail assets

- Implied valuation of $2.0bn (midpoint) for the Company's core suburban and waterfront office assets

Bow Street Proposal

$2.4bn – $2.6bn
Aggregate Consideration

$2.0bn
Implied Valuation of Core Office Portfolio (midpoint)

11.0mm
Total Core Office Portfolio Square Footage [(1)]

$182 PSF
Implied Core Office Portfolio Value (midpoint)

9.1%
Implied Core Office Portfolio Cash Cap Rate (midpoint) [(2)]

Core Office Portfolio Valuation Comparison
Total | PSF



~$1bn discount to Company & HFF value estimates
$3.0bn | $273PSF
$3.0bn | $274PSF
$2.0bn | $182PSF
Company Estimate (3) (midpoint)
HFF Estimate (4)
Bow Street Proposal (midpoint)

Bow Street's implied valuation for the core office portfolio is a ~$1bn discount to both Mack-Cali's estimate and a recently performed independent valuation

(1) Core office portfolio includes Hudson Waterfront, Class A Suburban and Suburban.
(2) Based on actual 2018 cash NOI as reported by the Company.
(3) Based on Company reported figures, dated December 31, 2018.
(4) Based on an independent valuation by Holliday, Fenoglio Fowler, L.P. ("HFF"), a leading consultant and provider of capital markets transaction services to the commercial real estate industry, of Mack-Cali's core office portfolio, dated April 5, 2019.

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Proposal Significantly Overstates Value Delivered to Mack-Cali 2 Stockholders Key Financial Characteristics of ResiCo • • Equity Market Cap: $1.3bn (1) Total Enterprise Value: $3.2bn (1) • • Net Debt / EBITDA: 12.8x (2) (Net Debt + Preferred) / EBITDA: 15.7x (2) • • Development Pipeline / Total Assets: 38% (Development Pipeline + Land) / Total Assets: 52% Cash Flow Constrained to • • Small scale creates G&A inefficiencies Staggered stabilization of to-be-delivered units (1) Assumes ResiCo will trade at a 25% discount to estimated ResiCo NAV per Share pro forma for the full burden of estimated transaction costs associated with the proposal as referenced herein. (2) Based on Company’s estimate of ResiCo 2020E EBITDA. 13 ResiCo will likely trade at a significant discount to NAV due to its financial profile Execute Development & Pay Meaningful Dividends High Exposure to Development High Leverage Small Capitalization

3 The Premium and Value Claimed in the Proposal are Illusory

Bow Street claims its unfinanced proposal delivers aggregate consideration to stockholders of up to $27 - $29 per share

However, Bow Street ignores the following realities:

- Likelihood that ResiCo will trade at a significant discount to NAV
- Likelihood that ResiCo will have to bear some or all of significant transaction expenses

Aggregate Consideration per Share to Mack-Cali Stockholders			
Illustrative Trading Discount to NAV	**(30%)**	**(25%)**	**(20%)**
Estimated ResiCo NAV per Share *(excl. Trans. Exp.)*	$19.20	$19.20	$19.20
Implied ResiCo Stock Price	**$13.44**	**$14.40**	**$15.36**
(+) Net Cash Distributed per Share [1]	$8.00	8.00	$8.00
Aggregate Consideration per Share	**$21.44**	**$22.40**	**$23.36**
Aggregate Consideration per Share *(incl. Trans. Exp.)* (A)	**$20.47**	**$21.36**	**$22.25**
Implied ResiCo 2020E AFFO Multiple [2] (A)	***36.2x***	***38.7x***	***41.3x***

(A) *Company's preliminary analysis suggests total transaction expenses associated with the proposal, net of anticipated tax liabilities in excess of ~$400mm, are ~$140mm ($1.39 per share) of which some or all could be borne by ResiCo and accordingly impact its NAV. For illustrative purposes, figures assume the full ~$140mm of costs is borne by ResiCo (net of anticipated tax liabilities in excess of ~$400mm).*

The combination of trading at a significant discount to NAV and friction due to transaction expenses suggests aggregate consideration to stockholders would be materially less than the $27 - $29 per share proposed by Bow Street

(1) Reflects the low end of the $8 - $10 per share cash distribution range in the Bow Street proposal.
(2) Based on Company's estimate of ResiCo 2020E adjusted funds from operations (AFFO). Average 2020E AFFO Multiple of publicly traded large cap multifamily peers: 22.8x (includes AIV, AVB, CPT, ESS, EQR, MAA, and UDR). Average 2020E AFFO Multiple of publicly traded small cap multifamily peers: 16.5x (includes APTS, BRG, IRET, IRT, and NXRT).

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The Proposal Does Not Take Into Account the Cash Flow 4 Constraints of ResiCo The proposal fails to account for the cash flow constraints inherent in ResiCo’s business and structure • Significant debt service burden given overall high leverage • Significant non-income producing land and development • Public-company G&A inefficiencies due to lack of scale NAV is not equivalent to cash and cannot be used to fund ResiCo’s development pipeline or pay meaningful dividends to stockholders The lack of an attractive dividend may further impair ResiCo’s public market valuation 15

The Proposal Contemplates a Transaction Structure That Would 5 Create Serious Tax Risks for Mack-Cali and its Stockholders The Company believes that the proposed transaction structure would create serious tax risks for the Company The Company’s preliminary analysis indicates that the proposed transaction could result in corporate-level tax liabilities for the Company in excess of $400 million ($3.97 per share (1)) The Company believes that, unless a sufficient cash reserve is set aside for these potential tax liabilities, they could raise serious solvency and / or fraudulent conveyance issues, which could potentially make ResiCo’s stock worthless 16 (1) Based on 100.8mm shares as per 4Q18.

Bow Street Has Not Provided any Evidence of its Ability to Finance 6 the Proposed Transaction Bow Street and DWREI have failed to provide any information that would demonstrate that they have an ability to finance the proposed transaction and related costs and expenses, including, among other things: • Substantial tax exposure for the Company • Transfer taxes associated with the sale of assets • Breakage / prepayment costs for the Company’s senior unsecured notes and mortgage indebtedness • Employee severance payments • Professional fees Based on the Company’s preliminary analysis, the total costs and expenses associated with the proposed transaction (net of tax liabilities in excess of $400mm) are estimated to be ~$140mm ($1.39 per share (1)) While Bow Street claims that the proposed cash consideration of $8 - $10 per share represents “estimated net consideration to CLI stockholders after deal friction”, it has failed to articulate its own estimate of such expenses or how it expects to fund these material transaction costs and expenses 17 (1) Based on 100.8mm shares as per 4Q18.

Research Opinions Echo the Board’s Concerns “The Bow Street proposal remains unworkable from CLI’s standpoint and we would not expect their slate of directors to be approved at the upcoming shareholder vote. CLI has made meaningful strides in improving the portfolio and changing over the board composition and we continue to believe the company is a willing seller (at the right price) but a transaction needs to be closer to CLI’s estimated NAV and a bit more tax efficient..” – May 2, 2019 “We think the offer is unattractive and unlikely to lead to any entity-level transaction in 2019.” “We split the offer into three pieces, all of which appear problematic to us: 1) 2) The offer appears to undervalue CLI’s office segment… The offer appears to assume Roseland can trade at NAV in the public market, which we think is unrealistic… We do not fully understand the tax consequences and Bow Street probably does not either – but the leakage could be significant.” 3) – April 24, 2019 “This offer appears to undervalue CLI’s office portfolio ($2.5B offer vs our ~$3.4B estimated value)...the delta between the bid, our valuation, and the implied public market discount for these assets appears too wide” – April 16, 2019 “CLI’s rejection of the current offer appears appropriate given Bow Street’s undervaluation of CLI’s office assets and an unfavorable deal structure” – March 18, 2019 18 Note: Permission to use quotes neither sought nor obtained.

Today’s Agenda 19 1.Executive Summary 2.Situation Background: Bow Street’s Proposal 3.Bow Street's Campaign 4.Mack-Cali’s Plan to Deliver Stockholder Value 5.Your Board’s Commitment to Investor Stewardship 6.Concluding Remarks

A Self-Interested Campaign Not Aligned With Stockholder Interests Despite its public statements about maximizing value for all stockholders, Bow Street has commenced a proxy contest to facilitate its grossly inadequate proposal or, failing that, force a “fire sale” of the Company at a price that would yield a quick profit on its recent investment •Bow Street began accumulating Mack-Cali shares in October 2018 and built its position in subsequent months before first approaching the Company in February 2019 Contrary to Bow Street’s claims that Mack-Cali did not seriously consider the proposal, the Company carefully and comprehensively evaluated the proposal • Mack-Cali engaged with Bow Street from the very start through meetings (3 in-person meetings), calls and emails to gather information, gain insights and follow-up on open questions - The Company is still awaiting clarifications and answers from Bow Street to many of its questions • After a thorough review of the proposal in consultation with its financial and legal advisors, the Mack-Cali Board unanimously rejected the proposal BOW STREET’S TRUE OBJECTIVE IS A FORCED ASSET SALE AT A LOWBALL PRICE, NOT ENHANCED CORPORATE GOVERNANCE • In fact, Bow Street failed to disclose that in a meeting with both Mack-Cali’s Chairman and CEO on March 27, 2019, Bow Street’s and DWREI representatives indicated a willingness to withdraw its slate if the Company agreed to sell certain office properties to Bow Street and DWREI at a “wholesale” price Mack-Cali’s offer to add 2 of Bow Street’s independent nominees, a generous offer given Bow Street’s economic ownership of less than 4%, was rejected • 20 Bow Street’s actions speak clearly – they are focused on acquiring prime assets cheaply and to the detriment of Mack-Cali’s other stockholders, while masquerading behind a transparent guise of governance champion

Key Events of Mack-Cali's Interaction With Bow Street including their proposal, indication that the proposal of stockholders, with Bow Street attempting to to suffer another “bait and 21 March 13: The Board of Directors, after careful review and evaluation of the proposal, in consultation with its financial and legal advisors unanimously determined that the proposal was inadequate and not in the best interests of the Company’s stockholders March 27: The Chairman of the Board of Directors and the Company’s CEO met with representatives of Bow Street and DWREI who indicated that Bow Street would be willing to withdraw its director nomination notice if the Company agreed to sell to Bow Street and DWREI certain of the Company’s office properties at a “wholesale” price April 9: The Company, in a further effort to avoid a costly and distracting proxy contest, again communicated with Bow Street Indicating that it would consider nominating one of Bow Street’s independent candidates for election to the Board and would subsequently nominate another independent candidate to be mutually identified May 13 - 17: Mack-Cali, again attempting to resolve the proxy contest, agreed to generous terms and reached an agreement in principle to settle with Bow Street only switch” from Bow Street and its clear intent to force, participate in and control a sale of the Company; accordingly, Mack-Cali terminated settlement talks May April March February February 25: Mack-Cali management initial meeting with Bow Street and DWREI to discuss Bow Street’s unsolicited proposal (as further described herein); Mack-Cali immediately initiated a thorough review and evaluation of the proposal in consultation with its financial and legal advisors March 14: The Company sent a letter to Bow Street and DWREI informing them of the Board of Directors’ unanimous decision to reject the proposal and explaining the reasons Bow Street delivered to the Company a formal notice of its intent to nominate a majority slate for election to the Board April 2: Mack-Cali, in an effort to avoid a costly and distracting proxy contest, met and communicated with Bow Street to seek a mutually agreed upon settlement including offering to nominate 2 of Bow Street’s independent nominees to the Board April 12: Bow Street urges the Company to explore strategic alternatives, despite the Company’s was not in the best interest a transparent “bait and switch” profit at stockholders’ expense

Bow Street’s Actions in Settlement Discussions Demonstrate Its Conflicted Position In an effort to resolve the proxy contest, Mack-Cali engaged in settlement discussions with Bow Street and agreed to: •Add 2 of Bow Street’s nominees to the Company’s slate, a generous offer given Bow Street’s 4.5% ownership •Establish a Strategic Review Committee (the “Committee”) •Comprising 2 incumbent directors and 2 Bow Street nominees •Designed to conduct a review of the Company’s strategic direction and perform a valuation of the Company’s asset portfolio on a going concern basis, with the assistance of an independent real estate valuation firm Despite the Company’s understanding that an agreement had been reached in principle, Bow Street then pulled another “bait and switch” to advance its self-interested agenda and completely revised the settlement terms to provide for: •The Committee to conduct a sale process, including hiring an investment bank and receiving acquisition proposals •Bow Street to be actively involved in the Committee’s work, including engaging with potential bidders “to the extent Bow Street deems necessary” and presenting its views to the Committee It became clear that Bow Street wanted to force, participate in and effectively control a sale of the Company while at the same time having the right to submit its own bids to acquire the Company or selected assets •Given Bow Street’s expressed desire to either buy certain assets at well below market prices or preserve its right to bid on the whole Company, Bow Street’s revised proposed settlement would result in a clear conflict of interest and dangerously unfair process that would position the hedge fund to profit at the expense of all other Mack-Cali stockholders Bow Street’s conduct raises serious concerns about its good faith, integrity and trustworthiness Given Bow Street’s actions, Mack-Cali had no choice but to terminate settlement discussions with Bow Street 22

Bow Street Is Trying to Deceive Stockholders Into Supporting Its Self-Interested Campaign 23 Bow Street’s Disinformation Facts  Mack-Cali rejected Bow Street and DWREI’s proposal “without proper inquiry”  The Board carefully reviewed and considered the proposal and unanimously determined that it is grossly inadequate, illusory and unworkable  Members of the Board and management met with Bow Street and DWREI on several occasions (3 in-person meetings and several calls and emails) to clarify the terms of the proposed transaction but Bow Street and DWREI failed to provide any information that would change the Board’s conclusion that Bow Street is engaged in “greenmail”  Mack-Cali refused to engage with Bow Street in good faith  The Board acts in accordance with its fiduciary duties and would thoroughly review any proposal; the Board remains open to any attractive offer  Mack-Cali discourages “prospective suitors”  Mack-Cali has not received or rejected any acquisition proposals, other than Bow Street’s proposal and a similar impractical indication of interest received from Murray Kushner in February 2019, and has never turned down an offer without careful consideration  Mack-Cali has received and rejected a “fully financed bid at a significant premium”  Since 2016, the Board has been in the process of a comprehensive refresh, added 2 new directors in 2016, has nominated 2 new highly qualified directors to stand for election in 2019 and expects to nominate at least 2 new independent directors in 2020, thereby resulting in the replacement of a majority of the Board by such time  The Mack-Cali Board is entrenched and resistant to change

Bow Street’s Campaign Purports to Be About Value Creation and Governance; Really an Effort to Precipitate a Sale at a Lowball Price • • Bow Street is targeting William L. Mack, Mack-Cali Board Chairman Mr. Mack carries extensive knowledge, relationships, expertise and experience in commercial and multifamily real estate and REIT operations • Bow Street is seeking to replace the heads of our Executive Compensation and Option Committee and of our Nominating and Corporate Governance Committee • Only one of Bow Street's nominees has ever served as a head of a Committee • The Mack-Cali Board is open to all opportunities to maximize stockholder value, including through the potential sale of the Company or certain of its assets The Company has never turned down an offer without careful consideration or refused to engage with an interested party However, the Board is opposed to this attempt to force a “fire sale” or a transaction at a grossly inadequate value and is concerned by Bow Street’s previous attempts to purchase assets at a “wholesale” price • • • The Mack-Cali Board has a significant collective economic ownership stake in the Company of ~7.5% (1) closely aligning interests with public stockholders Directors targeted by Bow Street alone own an aggregate economic stake of ~2.6% in Mack-Cali (1)(2) Mr. Mack alone owns an economic stake of ~2.5% in the Company (1) • • Source: Company information. (1) Based on Mack-Cali Proxy dated April 29,, 2019 and includes shares of Common Stock that may be issued upon redemption of limited partnership interests in the Operating Partnership and 100.8mm shares outstanding as of 4Q18. (2) Targeted Directors include William L. Mack, Nathan Gantcher, Alan G. Philibosian and Vincent Tese as per Bow Street Proxy dated May 1, 2019. 24 Mack-Cali Board has Significant Economic Ownership Mack-Cali Board is Open to All Options to Maximize Value Targeting Committee Heads Targeting Your Chairman

Bow Street's Nominees Lack Critical Ingredients to Maximize Value for All Mack-Cali Shareholders

Bow Street's candidates have been nominated for the sole purpose of facilitating Bow Street's grossly inadequate and self-interested proposal

	Alan R. Batkin	Frederic Cumenal	MaryAnne Gilmartin	Nori Gerardo Lietz
Occupation	*CEO & Chairman* Converse Associates, Inc.	*Independent Director* Blue Nile, Inc.	*Co-Founder & CEO* L&L MAG	*Senior Lecturer of Business Administration* Harvard Business School
Mack-Cali Stock Ownership	✗	✗	✗	✗
New Jersey Waterfront Familiarity & Experience	✗	✗	✓	✗
Commercial Real Estate Experience	✗	✗	✓	✓
Public REIT Experience	✗	✗	✓	✗
Public Company Board Experience (Current)	✓ *3 Boards*	✗ *Blue Nile – Private*	✓ *1 Board*	✗
Public Company Board Committee Chair Experience (Current)	✓ *2 Committees*	✗	✗	✗

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Today’s Agenda 26 1.Executive Summary 2.Situation Background: Bow Street’s Proposal 3.Bow Street's Campaign 4.Mack-Cali’s Plan to Deliver Stockholder Value 5.Your Board’s Commitment to Investor Stewardship 6.Concluding Remarks

Mack-Cali Has Made Significant Progress on its Strategic Objectives 20/15 Business Plan Update Own 20 MSF Class A Office and 15k Luxury Apartment Units 27  Improve Operating Efficiencies •EBITDA Margin: 56% (2015)  62% (2020E) •Employees: 600 (2015)  273 (2018)  Rebuild Operational Excellence •Office: CapEx: $113mm | 10.4 MSF (2015-2019 ) •Residential: 2,393 units delivered since 2015 | 1,947 units u/c  Grow and Simplify Residential Platform •Pro rata ownership: 46.4% (2015)  80.7% (2019) •6,238 developable units along the Waterfront  Wisely Exit Non-Core Markets •+37% current base rent vs. disposition base rent •20.5 MSF (~$2.2bn) dispositions at management NAV or higher  Rationalize Office SF •Transition from quantity to quality market share •Class A Office SF as % of total office SF: 17% (2015)  58% (2019) Progress to Date Goals

Mack-Cali has Transformed its Portfolio Through the executed disposition program, strategic acquisitions and residential development, Mack-Cali has and will continue to dramatically shift its NOI composition Residential 8% Flex Office 14% Flex Office 15% Suburban Office 20% Residential 29% Waterf nt Offi 23% Residential 42% Suburban Office 20% Class A Suburban Office 14% Suburban Office 48% Class A Suburban Office 13% Waterfront Office 24% nt Class A Suburban Office 6% Office 24% $357mm $359mm $365mm 37% 66% 80% NAV / Share NAV / Share Growth Source: Company information. Note: Asset lists corresponds to company's public NAV disclosure. (1) Includes Soho Lofts and 99 Wood Avenue. Excludes NOI from 25 Christopher Columbus of $27.9mm, expected to stabilize in 3Q 2023. (2) As per SNL. 28 Consensus NAV Over Time (2) $21.69$27.89+29% at 6/2/2015at 12/31/2018 Preferred Segments Preferred Segments Preferred Segments Total Portfolio NOI Total Portfolio NOI Total Portfolio NOI 2019 Stabilized 4Q18 (1) 2Q15 Portfolio Composition (% based on NOI)

Mack-Cali Today is a Fundamentally Reshaped Entity...

	2Q15		4Q18		Change	
Office Buildings	115		39		(66%)	
Operating / In-Construction Residential Units	3,800 WO/JV	3,026 Subordinate JVs	9,211 WO/JV	130 Subordinate JVs	+142% WO/JV	(96%) Subordinate JVs
Residential NOI [2]	$14.3mm		$76.0mm		+432%	
Total Market Capitalization (Equity Market Capitalization plus Total Debt)	$3.9bn		$5.1bn		+31%	
Weighted Average Interest Rate	5.67%		3.89%		(31%)	
Interest Coverage Ratio	2.7x		3.1x		+15%	
Core FFO [3]	$46.5mm		$45.3mm		(3%)	

Source: Company information.
(1) Represents consolidated annualized Residential NOI.
(2) Excluding JVs.
(3) Represents quarterly Core FFO.

29

...and Stockholder Returns Reflect the Change in Strategy

In 2015, the Board embarked on a portfolio transformation strategy and hired Michael DeMarco, current CEO, as part of a new leadership team; Mack-Cali has since outperformed key benchmark indexes

June 3, 2015 (1) – December 31, 2018	June 3, 2015 (1) – March 15, 2019 (2)	June 3, 2015 (1) – Current (3)



28.2%
4.7%
13.2%
MACK-CALI
NAREIT Office Index (4)
RMS (5)
39.6%
24.3%
29.3%
MACK-CALI
NAREIT Office Index (4)
RMS (5)
52.8%
25.7%
33.7%
MACK-CALI
NAREIT Office Index (4)
RMS (5)

Investors have embraced the strategic simplification and the near-term runway for earnings and NAV growth that have been created by the Board's actions around strategy and management

Source: FactSet as of May 17, 2019.
Note: Total return reflects reinvestment of all dividends on the ex-dividend date.
(1) Michael DeMarco was hired on June 3, 2015.
(2) March 15, 2019 represents the last trading date prior to the public disclosure of the Bow Street proposal by Mack-Cali.
(3) Reflects total returns through May 17, 2019.
(4) NAREIT Office Index includes: ARE, BDN, BXP, CIO, CMCT, CUZ, CXP, DEA, DEI, EQC, ESRT, FSP, HIW, HPP, KRC, NRE, OFC, OPI, PDM, PGRE, SIR, SLG and TIER. Excludes CLI.
(5) RMS reflects the total return of the MSCI US REIT index.

30

Research and Investor Community Recognizes the Significant Progress Mack-Cali Has Made on Its Transformation “We acquired the shares at what we believe to be a discount to net asset value (NAV), and we believe Mack-Cali holds material upside potential.” “The company has articulated and is executing a transition to become a focused play on prime office and multi-family residential properties on the New Jersey waterfront and is committed to closing the NAV discount in its shares.” – February 7, 2019 5% Stock Ownership as of February 7, 2019 “Management has both articulated and executed on a much needed portfolio overhaul, yet sustainable growth has remained elusive. We believe, however, that the company is near an inflection point.” – March 19, 2019 “On the positive side, significant progress has been made with its strategy to transform the portfolio, strengthen the balance sheet and fund residential development. During the quarter, CLI completed its non-core asset sales program dispositions of $563MM at a 5% average cap rate and used $210MM to repay unsecured debt.“ – May 2, 2019 “Making Progress, Even if 2019 Guidance Doesn’t Show it: CLI continues to simplify and improve its portfolio...” – January 28, 2019 31 Note: Permission to use quotes neither sought nor obtained.

Continued Execution on Mack-Cali Portfolio Transformation is the Best Way to Maximize Stockholder Value Execute leases with quality tenants on over 1.0 million square feet of currently vacant office space Achieve economic stabilization of 1,212 apartment units delivered in 2018 and complete and stabilize active construction projects comprised of 1,947 apartment units and 372 hotel keys Selectively and strategically crystalize value of Mack-Cali’s remaining suburban holdings Continue rebuilding operational excellence and efficiencies with related right-sizing of the transformed Company 32 Continued successful execution will accelerate earnings growth and position the Company to narrow the trading discount to NAV within the next two years Corporate Objectives Suburban Office Multifamily Lease-Up and In-Construction Portfolios Waterfront Leasing Areas of Focus Key Elements

Continued Execution on Mack-Cali Portfolio Transformation is the Best Way to Maximize Stockholder Value (cont’d) In-Construction Portfolios • • • 2018 delivery portfolio of 1,212 units is 94.1% leased (1) In-construction portfolio of 1,947 residential units and 372 hotel keys projected to generate a development yield of 6.50%; outstanding equity requirement of $149.3mm In-construction portfolio is located entirely in the Company’s core markets, with 1,795 units / keys or 77.4% of the portfolio located on the Waterfront Future development pipeline of 6,238 developable units along the Waterfront Recently completed three renewal and expansion deals at the Waterfront aggregating 324,000 SF with Cash / GAAP rent roll-up of 11% / 44% Signed aggregate 94,000 SF deal with Whole Foods to bring Northeast Headquarters and their first grocery store to the Waterfront, increasing Harborside to 89% leased In negotiation for an additional 300,000 SF of leases expected to be complete by 3Q19, of which 2/3 are projected to commence by YE19 Approximately 1 million SF vacancy represents 26% in earnings growth assuming $40 PSF rent The Waterfront Master Plan 2020 • • • • • RiverHouse 11 at Port Imperial West New York, NJ Source: Company information. (1) As of May 6, 2019. 2018 deliveries are projected to generate $25.9mm in stabilized NOI, representing a 23.3% increase in portfolio NOI when compared to 2018 stabilized residential NOI of $111.1mm (excluding income from 2018 deliveries). 33 Multifamily Lease-Up and Waterfront Leasing Execution Strategies

Continued Execution on Mack-Cali Portfolio Transformation is the Best Way to Maximize Stockholder Value (cont’d) • • Successfully sold $2.2bn of Suburban Office, leaving a portfolio of recently improved Class A Office product Pay-down of corporate debt with proceeds from strategic asset sales • • Exited all but four of its Suburban markets to date. Substantial market share averaging >20% in remaining key markets of: Short Hills, Metropark, Monmouth County and Morris County Continued capital investment in key Waterfront assets with vacancy • Continued development in the multifamily platform with an emphasis on its Waterfront holdings • Identified over $200mm of additional Suburban assets available for strategic disposition • Self-fund development pipeline through peripheral asset sales and joint venture relationships 99 Wood Avenue South Metropark, NJ 34 Corporate Objectives Suburban Office Execution Strategies

Today’s Agenda 35 1.Executive Summary 2.Situation Background: Bow Street’s Proposal 3.Bow Street's Campaign 4.Mack-Cali’s Plan to Deliver Stockholder Value 5.Your Board’s Commitment to Investor Stewardship 6.Concluding Remarks

Mack-Cali has Highly Qualified Directors with Relevant Experience

	Position with the Company	Committee Service: Audit	Committee Service: Executive Compensation and Option	Committee Service: Nomination and Corporate Governance
Bow Street's Targeted Directors				
William L. Mack	Chairman			
Nathan Gantcher	Independent Director	✓	Chair	
Alan G. Philibosian	Independent Director		✓	✓
Vincent Tese	Independent Director		✓	Chair
Other Directors				
Alan S. Bernikow	Lead Independent Director	Chair		
Michael J. DeMarco	CEO / Director			
David S. Mack	Director			
Lisa Myers	Director Nominee			
Laura Pomerantz	Director Nominee			
Irvin D. Reid	Independent Director	✓		✓
Rebecca Robertson	Independent Director	✓		

The directors targeted by Bow Street provide strong oversight and leadership in enhancing value for all stockholders

- William Mack offers an irreplaceable skillset & vision to stockholders
  - Pristine reputation across a web of relationships in real estate, finance, private equity and charitable activities
  - Designed the Company's strategic pivot to multifamily
  - Instrumental in hiring Michael DeMarco, current CEO, in 2015
  - Influential in the negotiation of major leases at the New Jersey Waterfront
- All have deep and valuable Mack-Cali committee service
- All have key relationships and experience in the New Jersey real estate community

36

Mack-Cali Has Strong Governance Infrastructure Directors alone own a ~3% stake (2) (1) Based on Mack-Cali Proxy dated April 29, 2019 and includes shares of Common Stock that may be issued upon redemption of limited partnership interests in the Operating Partnership and 100.8mm shares outstanding as of 4Q18. (2) Targeted Directors include William L. Mack, Nathan Gantcher, Alan G. Philibosian and Vincent Tese as per Bow Street Proxy dated May 1, 2019. 37  Comprehensive process already underway to refresh Mack-Cali Board over the next 2 years  Board has a significant economic ownership stake of ~7% (1) in the Company and the targeted  Designated Lead Independent Director  Separate roles of Chairman and CEO  Annually elected directors  8 of 11 directors are independent Key governance provisions are aligned with stockholders to maximize value

Comprehensive Board Refreshment Underway Since 2016, the Board has been in the process of a comprehensive refreshment and is actively seeking the most qualified directors with the goal of reducing average director tenure, increasing gender and racial diversity, and ensuring structured and orderly Board succession and continuity At least 6 out of 11 Directors (1) 2 out of 10 Directors 2016 2018 2019 2020 By next year, a majority of the board is expected to have been recently replaced 1 out of 11 Directors 4 out of 11 Directors New Board Members Elected Since 2016 38 (1) Consistent with the Company’s current intentions, reflects keeping the number of board seats fixed at eleven. (2) On February 11, 2019, Mack-Cali announced that Lisa Myers and Laura Pomerantz will stand for election to the Board at the Company's 2019 Annual Meeting of Stockholders. The Board is committed to continuing its refreshment to add highly-qualified directors who bring critical expertise to maximize value for all Mack-Cali stockholders Lisa Myers Nominated 2019 (2) Laura Pomerantz Nominated 2019 (2) Rebecca Robertson Elected 2016 Michael DeMarco Elected 2018 At Least 2 Targeted New Independent Nominees in 2020 Strong Commitment to Ongoing Board Refreshment

Comprehensive Board Refreshment Underway (cont’d) management and financial Catterton, a global 39 (1) On February 11, 2019, Mack-Cali announced that Lisa Myers and Laura Pomerantz will stand for election to the Board at the Company's 2019 Annual Meeting of Stockholders. Lisa Myers Nominated 2019 (1)  Significant investment and private equity experience  Currently a partner at L consumer focused private equity firm Laura Pomerantz Nominated 2019 (1)  22 years of executive-level commercial real estate experience and significant background in retail and manufacturing  Currently Vice Chairman, Head of Strategic Accounts at Cushman & Wakefield Michael DeMarco (CEO) Elected 2018  Leading the strategic transformation of Mack-Cali  Investment banking, expertise Rebecca Robertson Elected 2016  Experience overseeing major real estate construction and urban development projects in New York City  The founding President and Executive Producer of Park Avenue Armory Recent and pending additions to the Mack-Cali Board of Directors

Today’s Agenda 40 1.Executive Summary 2.Situation Background: Bow Street’s Proposal 3.Bow Street's Campaign 4.Mack-Cali’s Plan to Deliver Stockholder Value 5.Your Board’s Commitment to Investor Stewardship 6.Concluding Remarks

Concluding Remarks Bow Street is engaging in a self-serving, “bait and switch” campaign, not a constructive attempt to enhance long-term value for all stockholders or corporate governance • Bow Street initially made a low-ball offer for the Company’s office assets, offering to withdraw a proxy challenge if the Company agreed to the sale The Board, in consultation with its financial and legal advisors, carefully reviewed and evaluated the proposal and unanimously rejected it as it grossly undervalues Mack-Cali’s core office assets by ~$1 billion as well as significantly overstates the value that would be delivered to stockholders in respect of ResiCo by potentially as much as ~$675 million Now Bow Street has changed their story, advocating a sale of the entire Company “to the highest bidder” • • Now is not the right time to sell the Company • Continued execution of Mack-Cali’s Waterfront strategy and portfolio repositioning provides a clear roadmap to drive shareholder value Mack-Cali will be far better positioned to explore a wider range of strategic alternatives once these initiatives can be further progressed within the next two years The Board is not opposed to exploring a sale; just opposed to Bow Street’s attempt to precipitate a “fire sale” and shortchange shareholders on achievable value • • Mack-Cali is already underway on a comprehensive Board refreshment program • Two new directors added this year and a plan to add at least two additional new directors next year will result in a majority of the Board being replaced by next year Bow Street has been offered to have two of their independent nominees join the Board; their refusal underscores their real aim is to extract a short-term profit as opposed to constructive engagement 41 •